Exhibit 99

NEWS RELEASE



Date:             April 29, 2008

Contact:          R. Riggie Ridgeway - President & CEO
                  William B. West - Executive Vice President
                  Robert E. Dye, Jr. - Senior Vice President & CFO

To:               News Media

Release Date:     Immediate




                          PEOPLES BANCORPORATION, INC.

                        ANNOUNCES FIRST QUARTER EARNINGS,

                        DECLARES QUARTERLY CASH DIVIDEND


Easley, SC - Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina; Bank of Anderson, N.A., Anderson, South Carolina; and Seneca National Bank, Seneca, South Carolina reported total consolidated earnings of $613,000 for the quarter ended March 31, 2008, a decrease of 52% from the $1,272,000 reported for the quarter ended March 31, 2007. Return on average equity for the first quarter of 2008 was 4.91% compared to 11.02% for the first quarter of 2007. Diluted earnings per share were $0.08 for the first quarter of 2008 compared to $0.18 for the first quarter of 2007.

Total assets at March 31, 2008 were $565,418,000, which increased $71,587,000 or 14% over the $493,831,000 in total assets at March 31, 2007. Total deposits at March 31, 2008 were $428,810,000, an increase of $21,289,000 or 5% over the
$407,521,000 in total assets at March 31, 2007. Gross loans at March 31, 2008 were $423,491,000, an increase of $57,643,000 or 16% over the $365,848,000 in gross loans at March 31, 2007.

At March 31, 2008 the Company had $6,650,000 in non-performing assets compared to $8,940,000 at December 31, 2007 and $1,574,000 at March 31, 2007. The
substantial increase from March 31, 2007 is largely the result of a single borrowing relationship that accounts for $4,130,000 of the total increase. This credit relationship is secured by real estate consisting largely of completed houses and residential subdivision lots, all of which are in the Company's primary market area. Management has charged off $752,000 associated with this

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credit  relationship  and believes that any future  write-downs  associated with this credit will be minimal. The balance of the Company's non-performing assets is comprised of $930,000 in real estate acquired in settlement of loans and other non-performing assets of $1,590,000, of which $1,142,000 is collateralized by real estate. Management believes that the Company's allowance for loan losses is adequate to absorb potential losses inherent in its loan portfolio at March 31, 2008. The Company has never pursued sub-prime loans for retention in its loan portfolio, nor has it purchased sub-prime assets for its investment portfolio. Although the Company does not believe it has any direct exposure to this national debacle, the Company has nevertheless been impacted as mortgage credit standards tightened, residential real estate sales slowed and housing values declined because of it.

Commenting on the Company's performance, Company President R. Riggie Ridgeway stated, "While we are not pleased with the first quarter's earnings, the decline from last year was not at all unexpected, as the Federal Reserve has lowered interest rates a full 300 basis points since September of 2007. The Federal Reserve's actions and the resulting margin squeeze on our Company resulted in a decrease in net interest income even though we grew earning assets in excess of $69 million during the past twelve months. The full benefit of our considerable asset growth is expected to come as rate declines moderate and rates later begin to rise." Ridgeway added, "The precipitous drop in rates has induced a similar margin squeeze at most banks throughout the nation, and ours is no exception. Also, we experienced some additional overhead expense in the first quarter of 2008 associated with two new Greenville offices of Peoples National Bank that we opened during the fourth quarter of 2007. Nonetheless, we are very pleased with our double-digit loan growth and the expanded presence that comes with our two new offices, which we expect will increase our earnings in the future."

The Company also announced that its Board of Directors had approved a quarterly cash dividend of $0.05 per share, which will be paid on June 30, 2008 to shareholders of record as of June 16, 2008.

Currently, The Peoples National Bank maintains six (6) full-service locations: two (2) in Easley, one (1) in Pickens, one (1) in Powdersville, and two (2) in Greenville, South Carolina; Bank of Anderson, N.A. maintains two (2) locations in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and Form 10-Q for the quarter ended March 31, 2008, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.


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                          PEOPLES BANCORPORATION, INC.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                 (Amounts in thousands except share information)

                                          Three Months Ended
                                               March 31,
Income Statement                          2008          2007            Change
                                          ----          ----            ------
  Net interest income ...............    $4,321        $4,691           -7.89%
  Provision for loan losses .........       235           150           56.67%
  Other income ......................       961         1,026           -6.34%
  Other expenses ....................     4,257         3,815           11.59%
                                         ------        ------
      Income before income taxes .....      790         1,752          -54.91%
  Provision for income taxes ........       177           480          -63.13%
                                         ------        ------
     Net Income .....................    $  613        $1,272          -51.81%
                                         ======        ======

  Return on average assets* .........      0.44%         1.04%
  Return on average equity* .........      4.91%        11.02%

Net income per common share**
  Basic .............................    $ 0.08       $  0.18
  Diluted ...........................    $ 0.08       $  0.18


                                                 March 31,
Balance Sheet                                2008         2007          Change
                                             ----         ----          ------
  Total assets ........................    $565,418     $493,831        14.50%
  Gross loans .........................     423,491      365,848        15.76%
  Allowance for loan losses ...........       3,665        4,077       -10.11%
  Loans, net ..........................     419,826      361,771        16.05%
  Securities ..........................      98,562       93,094         5.87%
  Total earning assets ................     529,832      460,759        14.99%
  Total deposits ......................     428,810      407,521         5.22%
  Shareholders' equity ................      50,612       47,273         7.06%
  Book value per share** ..............        7.17         6.72         6.70%


*  Annualized
** 2007 per share data has been restated to reflect the 5% stock dividend declared in December 2007.